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                                                                    Exhibit 99.4

                               SECOND AMENDMENT TO
                             RESTATED LOAN AGREEMENT

                  THIS FIRST AMENDMENT TO RESTATED LINE OF CREDIT LOAN AGREEMENT, is entered into on the 18 day of December, 1998, by and between METROPOLITAN FINANCIAL CORP., an Ohio Corporation (the "Borrower"), and THE HUNTINGTON NATIONAL BANK (the "Bank").

                                   WITNESSETH

                  WHEREAS, the Borrower and the Bank entered into a Restated Loan Agreement dated as of February 22, 1995, which restated the Loan Agreement dated February 22, 1995 between the parties hereto (such Loan Agreement, as emended by the amendments thereto and as restated by such Restated Loan Agreement, as mended by the First Amendment thereto dated March 31, 1998, is referred to herein as the "Loan Agreement");

                  WHEREAS, at the request of the Borrower, the Bank has agreed to modify certain provisions of the Loan Agreement, including the amount of the loan facility; and

                  WHEREAS, the Borrower and the Bank have agreed to further amend the Loan Agreement as set forth herein and to enter into this Amendment to effectuate such agreement. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the meaning ascribed therein. All references to "Paragraphs" or "Sections" herein are references to paragraphs and sections of the Loan Agreement.

                  NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties do, subject to the approval by the Bank's Loan Committee, hereby amend the Loan Agreement and agree as follows:

                    1. The references to the Exhibit in the definition of "Note" and in Section 2.04 are changed from "A-1" to "A-2".

                    2. The two references to Eight Million Dollars ($8,000,000.00) in Section 2.02(A) are hereby changed to Twelve Million Dollars ($12,000,000.00).

                    3. The reference to "Metropolitan Savings Bank of Cleveland" in Section 2.02(B), 3.01(G), 6.01(C)(3) and anywhere else in the Loan Documents are hereby changed to "Metropolitan Bank and Trust" to reflect the change in the name of such subsidiary of the Borrower.

                    4. The reference to a "ninety (90) day period" in Section 2.05(A)(1) relating to the LIBO rate is hereby changed to a "thirty (30) day, sixty (60) day or ninety (90) day period."


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                  Except as otherwise provided, all amendments to the Loan
Agreement set forth herein shall be deemed effective from and after the date of this Amendment. All references in the Loan Agreement to this "Agreement", "hereof", "herein", "hereunder" or "hereby" shall, from and after the date of this Amendment, be deemed references to the Loan Agreement as amended by this Amendment.

                  In all other respects the parties hereto hereby ratify and affirm the terms and conditions of the Loan Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

THE BANK:                                                     THE BORROWER:

THE HUNTINGTON NATIONAL BANK                METROPOLITAN FINANCIAL CORP.

By: John R. Macks                      By:   David P. Miller
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Name: /s/ John R. Macks               Name:  /s/ David P. Miller
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Title: Portfolio Manager               Title: Treasurer
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